Exhibit 15

                                     AMENDMENT
               AMENDMENT, dated as of August 8, 1994 (the "Amendment"), by and among McKesson Corporation, a Delaware corporation (the "Company"), Eli Lilly and Company, an Indiana corporation ("Parent"), and ECO Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser").

               WHEREAS, the Company, Parent and the Purchaser entered into an Agreement and Plan of Merger, dated as of July 10, 1994 (the "Merger Agreement"); and

               WHEREAS, each of the parties hereto have deemed it advisable to amend the Merger Agreement in the manner set forth herein.

               NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

               1. Section 2.10(a)(i) of the Merger Agreement is hereby amended by adding to the end of such Section the following proviso:

               "; provided that each such employee, former employee, director or former director shall have the right to elect to defer (the "Deferral Election") the receipt of all or any portion of such cash amount (any such deferred amount, the "Deferred Option Amount"), on such terms and conditions as may be provided prior to the Effective Time by the Company and Spinco (with respect to Spinco Employees (as defined in the Distribution Agreement) and non-employee directors of the Company) or by Parent (with respect to Retained Employees (as defined in
               Section 6.9 hereof)). In the event of any Deferral Election which is agreed upon by the Company and Spinco, Spinco shall be solely liable for the payment of the Deferred Option Amount with respect thereto and the Company shall not be obligated to make any payments at the Effective Time or at any other time with respect to such Deferred Option Amount."

               2. Section 2.13(b)(ii) of the Merger Agreement is hereby amended to read, in its entirety, as follows:

               "(ii) the amount paid or payable with respect to Section 2.10(a)(i) hereof (excluding the aggregate amount of all Deferred Option Amounts with respect to which Spinco has become liable pursuant to such Section 2.10(a)(i)) and"

               3. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement, the terms and conditions of this Amendment shall prevail and govern. Except as otherwise expressly set forth herein, the Merger Agreement shall remain unaffected and in full force and effect in accordance with the terms and conditions thereof.

               4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

               IN WITNESS WHEREOF, each of the parties set forth below has caused this Amendment to be executed on its behalf by a duly authorized officer as of the date first set forth above.

                                   MCKESSON CORPORATION

                                   By: /s/ Garret A. Scholz
                                      Name:  Garret A. Scholz
                                      Title: Vice President Finance

                                   ELI LILLY AND COMPANY

                                   By: /s/ Randall L. Tobias
                                      Name:  Randall L. Tobias
                                      Title: Chairman and Chief
                                             Executive Officer

                                   ECO ACQUISITION CORPORATION

                                   By: /s/ Charles E. Schalliol
                                      Name:  Charles E. Schalliol
                                      Title: President